                                                                    EXHIBIT 7.15

                                  IN-KIND NOTE

$375,548.93                                                      Camden, Georgia
                                                               February 28, 2000

      FOR VALUE RECEIVED, Wilson Financial Corporation, a Florida corporation with principal office and place of business in Jacksonville, Florida ("Maker"), promises and agrees to pay the order of Imagine Investments, Inc., a Delaware corporation, or to any holder of this Note ("Payee"), the principal sum of $375,548.93, together with interest upon such principal balance at the rate provided below, in legal tender of the United States of America. The unpaid principal balance of, and all accrued interest on, this Note shall be due and payable in full on February 28, 2001, which date shall be the final maturity date of this Note.

      1. Interest Rate. The principal balance of this Note shall bear interest at the rate of twelve percent (12%) per annum. All parties hereto hereby specifically agree that this Note has been delivered in the Commonwealth of Kentucky and that the laws of the Commonwealth of Kentucky shall govern this Note. All payment under this Note shall be paid to Payee at 8150 North Central Expressway, Suite 1901, Dallas, Texas 75206, or to such other person or at such offer place as may be designated in writing by Payee or any subsequent holder of this Note.

      2. Payment of Interest. All accrued interest on the principal balance of this Note shall be paid at maturity. All interest on the principal balance of this Note shall be computed on the basis of the actual number of days elapsed over an assumed year of 360 days.

      3. Repayment of Principal. The principal balance of this Note shall be paid in full at the maturity date or earlier acceleration of this Note. This Note may be prepaid in whole or in part at any time and from time to time without premium or penalty.

      4. Overdue Payments; Default Rate. All overdue payments of principal or interest on this Note shall bear additional interest until paid in full at the rate per annum (calculated on the basis of an assumed year of 360 days as aforesaid) of five percent (5%) per annum in excess of the rate otherwise payable under the terms of this Note or the highest rate allowed by applicable law, whichever is lower, and shall be due and payable on demand of the holder hereof.

      5. Security. This Note is secured by: (i) a lien upon, and security interest in, certain shares of stock of Riverside Group, Inc., owned by Maker, pursuant to a Stock Pledge Agreement of even date herewith between Maker and Payee, (ii) the personal guaranty of Guarantor pursuant to the Unconditional Guaranty Agreement of even date herewith, and (iii) a lien upon, and security interest in, certain shares of stock of Maker pursuant to a Stock Pledge Agreement of even date herewith between Guarantor and Payee. This Note has been issued pursuant to the Loan Agreement (such Loan Agreement and the foregoing Stock Pledge Agreements and Unconditional Guaranty Agreement are hereinafter collectively referred to as the "Security Documents"), and is entitled to all the benefits of the Security Documents.

      6. Events of Default. Each of the following events shall constitute an event of default under this Note, the occurrence of any of which shall entitle the holder hereof to declare the entire principal balance of this Note, together with all accrued interest and all other liabilities, indebtedness and obligations of Maker and/or Guarantor to Payee, whether now existing or hereafter created, to be immediately due and payable, and to take any and all action allowed Payee by law or equity, under the terms of this Note, under the terms of any of the Security

Documents, and under the terms of any other agreements between Maker and/or Guarantor and Payee.

           (a) The failure of Maker to make any payment of principal or interest provided for in this Note on the date upon which it is due; or
           (b) The occurrence of an Even of Default as described in this Note or any Security Document;

      7. No Waiver, Cumulative Remedies. The failure of Payee to exercise any of its rights and remedies shall not constitute a waiver of the right to exercise them at that or any other time. All rights and remedies of Payee in the event of a default shall be cumulative to the greatest extent permitted by law.

      8. Expenses. If there is any default under this Note or any Security Document and this Note is placed in the hands of any attorney for collection or is collected through any court including any bankruptcy court, Maker promises and agrees to pay to Payee its attorneys fees, court costs, and all other expenses incurred in collecting or attempting to collect or securing or attempting to secure this Note as provided by the laws of the Commonwealth of Kentucky, or any other state where the collateral or any part of it is situated. This section shall be deemed supplemental to, and not to be in substitution for, that section of any Security Document dealing with the reimbursement of expenses.

      9. Waivers. Maker waives (a) presentment, demand, notice of dishonor, protest, notice of protest and non-payment, and (b) all exemptions to which Maker may now or hereafter be entitled under the laws of the Commonwealth of Kentucky, of any other state, or of the United States, and agrees that Payee shall have the right (i) to grant Maker or any guarantor of this Note any extension of time for payment of this Note or any other indulgence or forbearance whatsoever, and (ii) to release any security for or guarantor of payment of this Note, without in any way affecting the liability of Maker under this Note or the Guarantor under the Security Documents, and without waiving any rights Payee may have under this Net or by virtue of the laws of the commonwealth of Kentucky, or any other state of the United States.

      10. Time of Essence. Time is of the essence in the payment and performance of all of Maker's obligations under this Note, the Security Documents and all documents securing this Note or relating hereto.

      11. Venue and Jurisdiction. Maker further agrees that in the event of any litigation for collection of or relating to this note, ,jurisdiction and venue shall be proper and appropriate in any court sitting in Louisville or Jefferson County Kentucky, and Maker hereby consents to such jurisdiction and venue.

      12. Waiver of Jury Trial. MAKER VOLUNTARILY AND INTENTIONALLY WAIVES AND SHALL NOT ASSERT ANY RIGHT THAT IT MAY HAVE TO A TRIAL BY JURY IN RESPECT OF ANY LITIGATION ARISING FROM OR CONNECTED WITH THIS NOTE, THE SECURITY DOCUMENTS OR ANY AGREEMENT MADE OR CONTEMPLATED TO BE MADE IN CONNECTION THEREWITH, OR ANY COURSE OF DEALING, COURSE OF CONDUCT, STATEMENT OR ACTIONS OF ANY PARTY IN CONNECTION WITH THIS NOTE.

      13. Limitation on Interest. It is the intention of the parties hereto to conform strictly to applicable usury laws. Accordingly, all agreements between Maker and Payee with respect to this Note and the Loan Documents, as defined in the Loan Agreement, are hereby expressly limited so that in no event, whether by reason of acceleration of maturity or otherwise, shall the amount paid or agreed to be paid to Payee or charged by Payee for the use, forbearance of detention of the money to be lent hereunder or otherwise, exceed the maximum amount allowed by law. If this loan would be usurious under applicable law, then notwithstanding anything to the contrary in this Note or in the loan Document: (a) the aggregate of all consideration which constitutes interest under applicable law that is contracted for, taken, reserved, charged or received under this Note or the Loan Documents shall under no circumstances exceed the maximum amount of interest allowed by applicable law, and any excess shall be credited on this Note by the holder thereof, or, at Payee's option, refunded to Maker, and (b) if maturity is consideration which constitutes interest may never include more than the maximum amount allowed by applicable law, and any excess shall be credited on this Note by the holder thereof, or at Payee's option, refunded to Maker; and (b) if maturity is accelerated by reason of an election by Payee, or in the event of an prepayment, then any consideration which constitutes interest may never include more than the maximum amount allowed by applicable law. In such case, excess interest, if any provided for in this Note, the Loan Documents or otherwise, to the extent permitted by applicable law, shall be amortized, prorated, allocated and spread from the date of advance until payment in full so that the actual rate of interest is uniform through the term hereof. If such amortization, proration, allocation and spreading is not permitted under applicable law, then such excess interest shall be canceled automatically as of the date of such acceleration or prepayment and, if theretofore paid, shall be credited on this Note, or, at Payee's option, refunded to Maker. The terms and provisions of this Section shall control and supersede every other provision of this Note and the Loan Documents. This Note is a contract made under and shall be construed in accordance with and governed by the laws of Kentucky, except that if at any time the laws of the United States America permit Payee to contract for, take, reserve, charge or receive a higher rate of interest than is allowed by the laws of Kentucky (whether such federal laws directly so provide or refer to the law of any state), then such federal laws shall to such extent govern as to the rate of interest which Payee may contract for, take, reserve, charge or receive under this Note.

      14. Partial Invalidity. If any one or more of the provisions of this Note, or the applicability of any such provision to a specific situation, shall be held invalid or unenforceable, such provision shall be modified to the minimum extent necessary to make it or its application valid and enforceable, and the validity and enforceability of all other provisions of this Note and all other applications of any such provision shall not be affected thereby. In the event such provision(s) cannot be modified to make it or them enforceable, the invalidity or enforceability of any such provision(s) cannot be modified to make it or them unenforceable, the invalidity or unenforceability of any such provision(s) of this Note shall not impair the validity or enforceability of any other provision of this Note.

      15. Binding Effect. This Note shall bind the successors and assigns of Maker and shall inure to the benefit of Payee and its successors and assigns. Maker shall not assign or allow the assumption of its rights and obligations hereunder without Payee's prior written consent.

      [Remainder of page intentionally left blank. Signature page follows.]

      In Witness Whereof, the undersigned Maker has executed this Note as of the date first above written.

                                            WILSON FINANCIAL CORPORATION



              illegible                     By: /s/ Catherine J. Gray
-----------------------------------            ---------------------------------
Witness
                                            Title:  V.P.
                                                  ------------------------------
-----------------------------------                         ("Maker")
Witness